Exhibit 99.1

Oceaneering Reports Fourth Quarter and Full Year 2015 Results

•	Reports Fourth Quarter EPS of $0.28 and Adjusted EPS of $0.58

•	Reports Full Year EPS of $2.34 and Adjusted EPS of $2.87

•	Expects to Maintain Current Quarterly Cash Dividend throughout 2016

February 10, 2016 - Houston, Texas - Oceaneering International, Inc. (“Oceaneering” or “the Company”) (NYSE:OII) today reported net income of $27.5 million, or $0.28 per share, on revenue of $722 million for the three months ended December 31, 2015. Adjusted net income was $57.4 million, or $0.58 per share, excluding the $45.9 million pre-tax impact of asset write-downs, provisions for certain reserves, restructuring expenses and foreign currency losses recognized during the quarter. During the fourth quarter of 2014, Oceaneering reported net income of $102 million, or $0.99 per share, on revenue of $919 million.

Adjusted pre-tax income, net income, and earnings per share are non-GAAP measures. Reconciliations to the corresponding GAAP measures are shown in the table Pre-tax Income, Net Income and Diluted Earnings per Share (EPS). The operating income and operating margin impact of the adjustments by segment is shown in the table Operating Income by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

For the year 2015, Oceaneering reported net income of $231 million, or $2.34 per share, on revenue of $3.1 billion. Adjusted net income was $284 million, or $2.87 per share, excluding the $81.1 million  pre-tax impact of asset write-downs, provisions for certain reserves, restructuring expenses and foreign currency losses recognized during the year. This compared to 2014 net income of $428 million, or $4.00 per share, on revenue of $3.7 billion.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Years Ended
	Dec. 31,		Sept. 30,	Dec. 31,

	2015	2014	2015	2015	2014

Revenue	$722,066	$918,927	$743,613	$3,062,754	$3,659,624
Gross Margin	106,122	209,640	168,313	605,429	859,201
Income from Operations	45,756	152,239	113,464	373,810	628,330
Net Income	$27,505	$102,471	$68,539	$231,011	$428,329

Diluted Earnings Per Share	$0.28	$0.99	$0.70	$2.34	$4.00

Despite declining earnings, annual free cash flow (defined as cash provided by operating activities less purchases of property and equipment) increased due to reductions in organic capital expenditures and working capital. Free cash flow for 2015 of $360 million, or 127% of adjusted net income, exceeded the

$335 million generated in 2014. Reconciliations of annual free cash flow to cash provided by operating activities are shown in the table Free Cash Flow shown below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

M. Kevin McEvoy, Oceaneering’s Chief Executive Officer, stated, “The severe deterioration in oil prices and the resulting slowdown in deepwater activity since last year impacted our fourth quarter and full year results. We have undertaken a series of initiatives to align our operations with current and anticipated declining activity and pricing levels. Unfortunately, these restructuring steps required us to reduce our workforce, incur unusual expenses, and make certain accounting adjustments.

“Although substantial restructuring progress has been made, we remain focused on organizing more effectively, managing costs, and improving our operational performance, while continuing to provide safe, innovative and cost-effective solutions that improve our customers’ returns in a lower commodity price environment. We believe our liquidity (including $385 million of cash at year-end), demonstrated cash flow generating capabilities, and $500 million revolving credit facility provide us with ample resources to manage our business through the current environment of reduced demand for our services and products.

“In addition, our financial strength should enable Oceaneering to enhance shareholder value by continuing to invest in our current and adjacent market niches, and returning cash to our shareholders in the form of cash dividends and potential stock buybacks. While we face a high degree of uncertainty in the offshore markets in which we participate, we are confident in our cash flow generating capabilities. We presently intend and expect to continue the current quarterly cash dividend of $0.27 per share throughout 2016. We may, however, revisit our quarterly dividend should market conditions deteriorate to the extent that our projected annual net income would not exceed the current annual dividend.

“During 2015, we generated adjusted operating income of $417 million on revenue of $3.1 billion. Compared to 2014, these results represent a 34% drop in operating income on a 16% decline in revenue. On an adjusted basis, our 2015 consolidated operating margin of 14% compared to the 17% margin achieved in 2014.

“On an adjusted basis, ROV operating income declined 32% year over year on 24% less revenue, driven by lower demand for drill support services and an 11% reduction in average revenue per day on hire. Our total ROV days on hire declined by nearly 14,500, or 15%, to about 83,800 days for the year. During 2015, we put 16 new ROVs into service (4 during the fourth quarter), retired 36 vehicles (25 during the fourth quarter), and transferred 1 to Advanced Technologies. At year-end, we had 315 vehicles in our ROV fleet.

“Subsea Products operating income, on an adjusted basis, declined 27% in 2015 relative to 2014, on a 23% reduction of revenue due to lower demand and pricing for tooling and subsea hardware and lower umbilical plant throughput. Products backlog at the end of 2015 was $652 million, down from
$690 million at the end of 2014. This backlog decline was related to tooling and subsea hardware. Products book-to-bill ratio for the year was 0.96.

“Considering the oil price environment and the global current oversupply of vessels, Subsea Projects operating income held up relatively well during 2015. The decline was due to lower deepwater vessel activity and market pricing offshore Angola and in the U.S. Gulf of Mexico. In 2015, Asset Integrity operating income declined precipitously on lower global demand and pricing for inspection services. Advanced Technologies operating income for the year was lower due primarily to execution issues on certain theme park projects. Unallocated Expenses during 2015 were lower mainly as a result of reduced performance-based incentive and deferred compensation expenses as plan targets were not achieved.

“Total capital allocation spending was $650 million in 2015, compared to $1.1 billion in 2014. We invested $200 million in organic capital expenditures and $244 million on acquisitions and other investments. We also paid $106 million of cash dividends and spent $100 million on the repurchase of  2 million shares of our common stock.

“For 2016, we are expecting lower demand for our services and products, and continued pricing pressure and spending cuts from our customers. Consequently, we are projecting that all of our oilfield business segments will have lower operating income in 2016 than in 2015. With our limited market visibility on how weak 2016 may actually be, we are not prepared to quantify the magnitude or duration of the decline or give annual and quarterly EPS guidance ranges.

“In the current market environment, we intend to continue taking actions to restructure and integrate our service and product offerings to reduce our operating expenses and better serve our customers. For 2016, we expect our organic capital expenditures to total between $150 million and $200 million, approximately $75 million of which is expected to be maintenance capital expenditure.

“Longer term, deepwater is still expected to continue to play a critical role in global oil supply growth required to replace depletion and meet projected demand. Major deepwater projects remain key long-term growth drivers within international oil company portfolios. In the medium term, we believe there will be an uptick in demand for products and services to extend the producing life of existing offshore fields and to perform decommissioning work. Consequently, we intend to continue our strategy to maintain or grow our market position and be prepared to expand our services and product line offerings should suitable opportunities arise.”

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: belief that its liquidity, demonstrated cash flow generating capabilities, and credit facility provide it with ample resources to manage its business through the current environment of reduced demand for its services and products; belief that its financial strength should enable it to enhance shareholder value by continuing to invest in current and adjacent market niches, and returning cash to shareholders in the form of cash dividends and potential stock buybacks; expectation to continue its current quarterly dividend throughout 2016; expectation that it may revisit its quarterly dividend to the extent that its projected annual net income would not exceed the annual dividend; statements about backlog, to the extent it may be an indicator of future revenue or profitability; expectation for lower demand for its services and products, and continued pricing pressure and spending cuts from its customers; outlook for 2016; intention to continue taking actions to restructure and integrate its service and product offerings to reduce operating expenses and better serve customers; expectations about capital expenditures; expectation of deepwater’s continued role in global oil supply growth; belief that, in the medium term, there will be an uptick in demand for products and services to extend the producing life of existing offshore fields and to perform decommissioning work; and intention to maintain or grow its market position and be prepared to expand its services and product line offerings should suitable opportunities arise. The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include backlog, costs, capital expenditures, future earnings, capital allocation strategies, dividend levels, sustainability of dividend levels, liquidity, competitive position, financial flexibility, debt levels, forecasts or expectations regarding business outlook; growth for Oceaneering as a whole and for each of its segments (and for specific products or geographic areas within each segment); factors affecting the level of activity in the oil and gas industry; supply and demand of drilling rigs; oil and natural gas demand and production growth; oil and natural gas prices; fluctuations in currency markets worldwide; the loss of major contracts or alliances; future global economic conditions; and future results of operations. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries. Oceaneering is publicly traded on the New York Stock Exchange under the symbol “OII.”

For more information on the Company, please visit Oceaneering's website at www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2015	Dec 31, 2014
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $385,235 and $430,714)				$1,517,493	$1,713,550
Net Property and Equipment				1,266,731	1,305,822
Other Assets				645,312	485,568
TOTAL ASSETS				$3,429,536	$3,504,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$615,956	$679,137
Long-term Debt				795,836	743,469
Other Long-term Liabilities				439,010	424,863
Shareholders' Equity				1,578,734	1,657,471
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,429,536	$3,504,940

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec 31, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2015	Dec 31, 2014
	(in thousands, except per share amounts)

Revenue	$722,066	$918,927	$743,613	$3,062,754	$3,659,624
Cost of services and products	615,944	709,287	575,300	2,457,325	2,800,423
Gross Margin	106,122	209,640	168,313	605,429	859,201
Selling, general and administrative expense	60,366	57,401	54,849	231,619	230,871
Income from Operations	45,756	152,239	113,464	373,810	628,330
Interest expense, net of interest income	(6,183)	(3,179)	(6,167)	(24,443)	(4,415)
Other income (expense), net	464	96	(7,532)	(13,106)	(438)
Income before Income Taxes	40,037	149,156	99,765	336,261	623,477
Provision for income taxes	12,532	46,685	31,226	105,250	195,148
Net Income	$27,505	$102,471	$68,539	$231,011	$428,329

Weighted average diluted shares outstanding	98,268	103,851	98,185	98,808	107,091
Diluted Earnings per Share	$0.28	$0.99	$0.70	$2.34	$4.00

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Year Ended
		Dec 31, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2015	Dec 31, 2014
		($ in thousands)

Remotely Operated Vehicles	Revenue	$173,424	$259,544	$198,426	$807,723	$1,069,022
	Gross Margin	$25,206	$89,080	$60,681	$227,330	$361,466
	Operating Income	$16,621	$79,635	$52,417	$192,514	$320,550
	Operating Income %	10%	31%	26%	24%	30%
	Days available	30,323	30,869	31,025	121,944	117,882
	Days utilized	18,760	24,676	21,229	83,838	98,302
	Utilization %	62%	80%	68%	69%	83%

Subsea Products	Revenue	$258,889	$314,739	$220,039	$959,714	$1,238,746
	Gross Margin	$61,445	$84,667	$64,078	$257,755	$364,760
	Operating Income	$37,206	$63,796	$46,079	$175,585	$281,239
	Operating Income %	14%	20%	21%	18%	23%
Backlog at end of period		$652,000	$690,000	$736,000	$652,000	$690,000

Subsea Projects	Revenue	$131,397	$162,623	$147,191	$604,484	$588,572
	Gross Margin	$15,953	$38,138	$34,830	$114,672	$124,418
	Operating Income	$10,310	$34,113	$28,841	$92,034	$107,852
	Operating Income %	8%	21%	20%	15%	18%

Asset Integrity	Revenue	$83,346	$111,115	$95,609	$372,957	$500,237
	Gross Margin	$7,784	$14,476	$15,009	$47,342	$87,236
	Operating Income	$85	$5,886	$8,549	$18,235	$55,469
	Operating Income %	—%	5%	9%	5%	11%

Advanced Technologies	Revenue	$75,010	$70,906	$82,348	$317,876	$263,047
	Gross Margin	$2,715	$11,647	$6,974	$30,034	$32,410
	Operating Income	$(3,233)	$7,214	$1,635	$9,689	$13,230
	Operating Income %	(4)%	10%	2%	3%	5%

Unallocated Expenses
Gross Margin Expenses		$(6,981)	$(28,368)	$(13,259)	$(71,704)	$(111,089)
Operating Income Expenses		$(15,233)	$(38,405)	$(24,057)	$(114,247)	$(150,010)

TOTAL	Revenue	$722,066	$918,927	$743,613	$3,062,754	$3,659,624
	Gross Margin	$106,122	$209,640	$168,313	$605,429	$859,201
	Operating Income	$45,756	$152,239	$113,464	$373,810	$628,330
	Operating Income %	6%	17%	15%	12%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$54,801	$85,395	$275,347	$423,988	$426,671
Depreciation and Amortization		$57,727	$60,750	$62,022	$241,235	$229,779

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

Pre-tax income, Net Income and Diluted Earnings per Share (EPS)

	Three Months Ended December 31, 2015
	Pre tax	Tax	Net	EPS
Income before taxes, income taxes, net income and EPS as reported in accordance with GAAP	$40,037	$12,532	$27,505	$0.28
Adjustments for the effects of:
Inventory write-downs	16,965	5,938	11,027	0.11
Restructuring expenses	13,692	4,792	8,900	0.09
Non-current asset reserve	6,583	2,304	4,279	0.04
Allowance for bad debts	4,851	1,698	3,153	0.03
Fixed asset write-offs	2,911	1,019	1,892	0.02
Adjustments affecting income from operations	45,002	15,751	29,251	0.30
Foreign currency losses	938	328	610	0.01
Total of adjustments	45,940	16,079	29,861	0.30
Adjusted amounts	$85,977	$28,611	$57,366	$0.58

	Year Ended December 31, 2015
	Pre tax	Tax	Net	EPS
Income before taxes, income taxes, net income and EPS as reported in accordance with GAAP	$336,261	$105,250	$231,011	$2.34
Adjustments for the effects of:
Inventory write-downs	25,990	9,097	16,893	0.17
Restructuring expenses	25,404	8,891	16,513	0.17
Non-current asset reserve	6,583	2,304	4,279	0.04
Allowance for bad debts	4,851	1,698	3,153	0.03
Fixed asset write-offs	2,911	1,019	1,892	0.02
Adjustments affecting income from operations	65,739	23,009	42,730	0.43
Foreign currency losses	15,360	5,376	9,984	0.10
Total of adjustments	81,099	28,385	52,714	0.53
Adjusted amounts	$417,360	$133,635	$283,725	$2.87

The table above presents reconciliations of our results for the three- and twelve-month periods ended December 31, 2015, as reported in accordance with GAAP and as adjusted. We believe the adjusted amounts are more representative of our ongoing performance.

Notes:	EPS figures may not total due to rounding.
In thousands except EPS figures.
Incremental applicable income tax rate for each adjusting item in each period presented is 35%.
Weighted average number of diluted shares in each period presented is the same for each adjusting item as used in accordance with GAAP for that period.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Operating Income by Segment

	For the Three Months Ended December 31, 2015
	Remotely Operated Vehicles	Subsea Products	Subsea Projects	Asset Integrity	Advanced Tech.	Unalloc. Expenses	Total
	(in thousands)
Operating income as reported in accordance with GAAP	$16,621	$37,206	$10,310	$85	$(3,233)	$(15,233)	$45,756
Adjustments for the effects of:
Inventory write-downs	15,705	1,260	—	—	—	—	16,965
Restructuring expenses	3,130	4,966	1,846	3,670	47	33	13,692
Non-current asset reserve	—	6,583	—	—	—	—	6,583
Allowance for bad debts	—	4,851	—	—	—	—	4,851
Fixed asset write-offs	2,911	—	—	—	—	—	2,911
Total of adjustments	21,746	17,660	1,846	3,670	47	33	45,002
Adjusted amounts	$38,367	$54,866	$12,156	$3,755	$(3,186)	$(15,200)	$90,758

Revenue	$173,424	$258,889	$131,397	$83,346	$75,010		$722,066
Operating income % as reported in accordance with GAAP	10%	14%	8%	0%	(4)%		6%
Operating income % using adjusted amounts	22%	21%	9%	5%	(4)%		13%

	For the Year Ended December 31, 2015
	Remotely Operated Vehicles	Subsea Products	Subsea Projects	Asset Integrity	Advanced Tech.	Unalloc. Expenses	Total
	(in thousands)
Operating income as reported in accordance with GAAP	$192,514	$175,585	$92,034	$18,235	$9,689	$(114,247)	$373,810
Adjustments for the effects of:
Inventory write-downs	15,705	10,285	—	—	—	—	25,990
Restructuring expenses	7,177	8,672	2,480	6,436	220	419	25,404
Non-current asset reserve	—	6,583	—	—	—	—	6,583
Allowance for bad debts	—	4,851	—	—	—	—	4,851
Fixed asset write-offs	2,911	—	—	—	—	—	2,911
Total of adjustments	25,793	30,391	2,480	6,436	220	419	65,739
Adjusted amounts	$218,307	$205,976	$94,514	$24,671	$9,909	$(113,828)	$439,549

Revenue	$807,723	$959,714	$604,484	$372,957	$317,876		$3,062,754
Operating income % as reported in accordance with GAAP	24%	18%	15%	5%	3%		12%
Operating income % using adjusted amounts	27%	21%	16%	7%	3%		14%

The table above presents reconciliations of our operating income and operating income % for the three- and twelve-month periods ended December 31, 2015, as reported in accordance with GAAP and as adjusted. We believe the adjusted amounts are more representative of our ongoing performance.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Free Cash Flow

	For the Year Ended
	Dec 31, 2015	Dec 31, 2014
	(in thousands)
Net income	$231,011	$428,329
Depreciation and amortization	241,235	229,779
Other increases in cash from operating activities	88,162	63,654
Cash flow provided by operating activities	$560,408	$721,762
Purchases of property and equipment	(199,970)	(386,883)
Free Cash Flow	$360,438	$334,879

Free Cash Flow represents cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through dividends or share repurchases.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended			For the Year Ended
	Dec 31, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2015	Dec 31, 2014
	(in thousands)
Net income	$27,505	$102,471	$68,539	$231,011	$428,329
Depreciation and amortization	57,727	60,750	62,022	241,235	229,779
Subtotal	85,232	163,221	130,561	472,246	658,108
Interest expense, net of interest income	6,183	3,179	6,167	24,443	4,415
Amortization included in interest expense	(280)	—	(266)	(1,077)	—
Provision for income taxes	12,532	46,685	31,226	105,250	195,148
EBITDA	$103,667	$213,085	$167,688	$600,862	$857,671

We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.